Exhibit 23. Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements of McDonald's Corporation (listed below) and in the related prospectuses of our reports dated February 23, 2021 with respect to the consolidated financial statements of McDonald's Corporation and the effectiveness of internal control over financial reporting of McDonald's Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2020.

Commission File No. for Registration Statements

Forms S-8	Form S-3

333-230498	333-226380
333-225280
333-71656
333-115770
333-149990
333-177314
333-193015

/s/ Ernst & Young LLP
Chicago, Illinois
February 23, 2021